Exhibit 99.1

Dragonfly Energy Reports Fourth Quarter and Full Year 2024 Results

Fourth Quarter Revenue Growth of 17% Led by Significant OEM Growth

Debt Restructuring and Concurrent Capital Raise Enhance Financial Position and Liquidity

Initiates Corporate Optimization Program

Guides to First Quarter 2025 Net Sales of Approximately $13.3 Million

Targets Positive Adjusted EBITDA in Fourth Quarter 2025

RENO, NEVADA (March 24, 2025) — Dragonfly Energy Holdings Corp. (“Dragonfly Energy” or the “Company”) (Nasdaq: DFLI), an industry leader in energy storage and battery technology, today reported its financial and operational results for the fourth quarter and full year ended December 31, 2024.

Fourth Quarter and Full Year 2024 Financial Highlights

●	Net sales of $12.2 million and $50.6 million
●	OEM net sales of $6.2 million and $27.6 million
●	Gross Margin of 20.8% and 23.0%
●	Net Loss of $(9.8) million and $(40.6) million
●	Adjusted EBITDA of $(2.0) million and $(18.5) million

“After quarter end, we were very pleased to have successfully negotiated a significant debt restructuring with our lenders, allowing for covenant relief while pushing off the maturity date. With this action, our debt will be classified as long-term debt on our balance sheet. Concurrent with the debt restructuring, we also secured additional capital through a strategic investor,” commented Dr. Denis Phares, Chief Executive Officer. “We believe these actions greatly strengthen our near-term financial position, allowing us to focus on executing on our key strategic initiatives for 2025, including achieving positive anticipated Adjusted EBITDA in the fourth quarter.”

“In addition, we have launched a corporate optimization program to establish a more efficient cost structure, aligning our operations with near-term revenue growth opportunities, which we believe will provide us with a path to profitability. As part of this initiative, we have promoted Dr. Vick Singh to Chief Operating Officer, where he will oversee the program while also driving operational efficiencies across the company.

“Despite ongoing challenges in the RV market, our fourth-quarter net sales grew approximately 17%, marking a return to year-over-year growth, driven by increased adoption among OEM customers,” continued Dr. Phares. “Throughout the year, we have made significant strides in expanding our customer base beyond the RV sector, leveraging strategic partnerships in trucking and industrial markets. We believe the strong order activity from our recently announced partnerships reinforces this strategy, and we anticipate meaningful revenue contributions in 2025 and beyond.”

Fourth Quarter 2024 Financial and Operating Results

(All financial result comparisons made are against the prior-year period unless otherwise noted)

Net Sales by Customer Type

(in millions)

	Fiscal Quarter Ended
	December 31, 2024	December 31, 2023	Change (YoY)
DTC	$5,726	$6,561	-13%
OEM	$6,236	$3,877	61%
Licensing	$250	$0	N/A
Net Sales	$12,212	$10,438	17%

Net Sales increased 17.0% to $12.2 million. OEM net sales grew 61% to $6.2 million, driven by increased adoption of existing products and new customer acquisitions. DTC net sales were $5.7 million compared to $6.6 million, reflecting ongoing macroeconomic pressures.

Gross Profit increased 12.5% to $2.6 million. Gross Margin was 20.8%, compared to 21.6%, due to higher material costs and a shift in mix to OEM sales. Operating Expenses were $(6.3) million, compared to $(5.4) million. The increase was primarily due to one-time expenses related to patent litigation and the reverse stock split. We also incurred expenses associated with moving into our new 400,000 square foot facility. This strategic relocation is expected to drive long-term operational efficiencies as we centralize operations previously spread across multiple locations.

The Company reported a Net Loss of $(9.8) million, or $(1.39) per diluted share, compared to Net Income of $3.3 million or $0.50 per diluted share. Adjusted EBITDA excluding stock-based compensation, changes in the fair market value of our warrants, and other one-time expenses, was negative $(2.3) million, compared to negative $(1.8) million.

Full Year 2024 Financial and Operating Results

(All financial result comparisons made are against the prior-year period unless otherwise noted)

Net Sales by Customer Type

(in millions)

	Fiscal Year Ended
	December 31, 2024	December 31, 2023	Change (YoY)
DTC	$22,616	$36,875	-39%
OEM	$27,612	$27,517	0%
Licensing	$417	$0	N/A
Net Sales	$50,645	$64,392	-21%

Net Sales were $50.6 million, compared to $64.4 million. OEM net sales of $27.6 million were flat year-over-year, as increased adoption of existing products and new customer acquisitions were offset by the impact of our largest customer transitioning our product from a standard offering to an option. DTC net sales declined to $22.6 million, from $36.9 million, reflecting continued softness in the RV market due to continued macroeconomic pressures.

Gross Profit was $11.6 million, with a gross margin of 23.0%, compared to gross profit of $15.4 million, with a gross margin of 24.0%. The year-over-year declines were primarily attributable to lower sales volume. Operating Expenses were $(34.0) million, compared to $(42.9) million, led by lower employee-related costs and lower stock-based compensation, partially offset by higher R&D costs.

The Company reported a Net Loss of $(40.6) million, or $(5.91) per diluted share, compared to a Net Loss of $(13.8) million or $(2.36) per diluted share. Adjusted EBITDA excluding stock-based compensation, changes in the fair market value of our warrants, and other one-time expenses, was negative $(18.5) million, compared to negative $(17.1) million.

Form 10-K Filing

The independent registered public accounting firm’s audit report with respect to the Company’s fiscal year-end financial statements will not be issued until the Company files its annual report on Form 10-K. Accordingly, the financial results reported in this earnings release are pending completion of the audit.

Summary and Outlook

“Dragonfly Energy is advancing energy storage with innovative lithium battery technology, delivering safe, reliable, and efficient power solutions for industries that demand superior performance,” commented Dr. Denis Phares. “As we look ahead to 2025, our focus remains on driving shareholder value through growth, diversification across end markets, and continued product innovation. We anticipate continued year-over-year growth in the first quarter with revenue of approximately $13.3 million. And with the resumption of revenue growth alongside our corporate optimization program, we expect to achieve positive Adjusted EBITDA by the fourth quarter of this year.”

1Q25 Guidance

●	Net Sales of approximately $13.3 million
●	Adjusted EBITDA of approximately $(3.8) million

Webcast Information

The Dragonfly Energy management team will host a conference call to discuss its fourth quarter and full year 2024 financial and operational results this afternoon, March 24, 2025. The call can be accessed live via webcast by clicking here, or through the Events and Presentations page within the Investor Relations section of Dragonfly Energy’s website at https://investors.dragonflyenergy.com/events-and-presentations/default.aspx. The call can also be accessed live via telephone by dialing (646) 564-2877, toll-free in North America (800) 549-8228, or for international callers +1 (289) 819-1520, and referencing conference ID: 85219. Please log in to the webcast or dial in to the call at least 10 minutes prior to the start of the event.

An archive of the webcast will be available for a period of time shortly after the call on the Events and Presentations page on the Investor Relations section of Dragonfly Energy’s website, along with the earnings press release.

About Dragonfly Energy

Dragonfly Energy Holdings Corp. (Nasdaq: DFLI) is a comprehensive lithium battery technology company, specializing in cell manufacturing, battery pack assembly, and full system integration. Through its renowned Battle Born Batteries® brand, Dragonfly Energy has established itself as a frontrunner in the lithium battery industry, with hundreds of thousands of reliable battery packs deployed in the field through top-tier OEMs and a diverse retail customer base. At the forefront of domestic lithium battery cell production, Dragonfly Energy’s patented dry electrode manufacturing process can deliver chemistry-agnostic power solutions for a broad spectrum of applications, including energy storage systems, electric vehicles, and consumer electronics. The Company’s overarching mission is the future deployment of its proprietary, nonflammable, all-solid-state battery cells.

To learn more about Dragonfly Energy and its commitment to clean energy advancements, visit https://investors.dragonflyenergy.com/.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that are not historical statements of fact and statements regarding the Company’s intent, belief or expectations, including, but not limited to, statements regarding the Company’s guidance for 2025, results of operations and financial position, planned products and services, business strategy and plans, market size and growth opportunities, competitive position and technological and market trends. Some of these forward-looking statements can be identified by the use of forward-looking words, including “may,” “should,” “expect,” “intend,” “will,” “estimate,” “anticipate,” “believe,” “predict,” “plan,” “targets,” “projects,” “could,” “would,” “continue,” “forecast” or the negatives of these terms or variations of them or similar expressions.

These forward-looking statements are subject to risks, uncertainties, and other factors (some of which are beyond the Company’s control) which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Factors that may impact such forward-looking statements include, but are not limited to: improved recovery in the Company’s core markets, including the RV market; the Company’s ability to successfully increase market penetration into target markets; the Company’s ability to penetrate the heavy-duty trucking and other new markets; the growth of the addressable markets that the Company intends to target; the Company’s ability to retain members of its senior management team and other key personnel; the Company’s ability to maintain relationships with key suppliers including suppliers in China; the Company’s ability to maintain relationships with key customers; the Company’s ability to access capital as and when needed under its $150 million ChEF Equity Facility; the Company’s ability to protect its patents and other intellectual property; the Company’s ability to successfully utilize its patented dry electrode battery manufacturing process and optimize solid state cells as well as to produce commercially viable solid state cells in a timely manner or at all, and to scale to mass production; the Company’s ability to timely achieve the anticipated benefits of its licensing arrangement with Stryten Energy LLC; the Company’s ability to achieve the anticipated benefits of its customer arrangements with THOR Industries and THOR Industries’ affiliated brands (including Keystone RV Company); the Company’s ability to maintain the listing of its common stock and public warrants on the Nasdaq Capital Market; the Russian/Ukrainian conflict; the Company’s ability to generate revenue from future product sales and its ability to achieve and maintain profitability; and the Company’s ability to compete with other manufacturers in the industry and its ability to engage target customers and successfully convert these customers into meaningful orders in the future. These and other risks and uncertainties are described more fully in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 to be filed with the SEC and in the Company’s subsequent filings with the SEC available at www.sec.gov.

If any of these risks materialize or any of the Company’s assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that the Company presently does not know or that it currently believes are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. All forward-looking statements contained in this press release speak only as of the date they were made. Except to the extent required by law, the Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Financial Tables

Dragonfly Energy Holdings Corp.

Unaudited Condensed Consolidated Balance Sheets

(U.S. Dollars in thousands, except share and per share data)

	As of
	December 31, 2024	December 31, 2023
Current Assets
Cash and cash equivalents	$4,849	$12,713
Accounts receivable, net of allowance for credit losses	2,416	1,639
Inventory	21,716	38,778
Prepaid expenses	806	772
Prepaid inventory	1,362	1,381
Prepaid income tax	307	519
Assets held of sale	644	-
Other current assets	825	118
Total Current Assets	32,925	55,920
Property and Equipment
Property and Equipment, Net	22,107	15,969
Operating lease right of use asset	19,737	3,315
Other assets	445	-
Total Assets	$75,214	$75,204

Current Liabilities
Accounts payable	$10,716	$10,258
Accrued payroll and other liabilities	4,129	7,107
Accrued tariffs	1,915	1,713
Accrued settlement, current portion	750	-
Customer deposits	317	201
Deferred revenue, current portion	1,000	-
Uncertain tax position liability	55	91
Notes payable, current portion, net of debt issuance costs	-	19,683
Operating lease liability, current portion	2,926	1,288
Financing lease liability, current portion	47	36
Total Current Liabilities	21,855	40,377
Long-Term Liabilities
Deferred revenue, net of current portion	3,583	-
Warrant liabilities	5,133	4,463
Accrued expenses, long-term	-	152
Accrued settlement, net of current portion	1,750	-
Notes payable, non current portion, net of debt issuance costs	29,646	-
Operating lease liability, net of current portion	22,588	2,234
Financing lease liability, net of current portion	63	66
Total Long-Term Liabilities	62,763	6,915
Total Liabilities	84,618	47,292

Equity
Preferred stock, 5,000,000 shares at $0.0001 par value, authorized, no shares issued and outstanding as of of December 31, 2024 and December 31, 2023, respectively	-	-

Common stock, 250,000,000 shares at $0.0001 par value, authorized, 7,232,650 and 6,695,587 shares issued and outstanding as of December 31, 2024 and December 31, 2023, respectively	1	6

Additional paid in capital	72,749	69,445
Accumulated deficit	(82,154)	(41,539)
Total Stockholders’ (Deficit) Equity	(9,404)	27,912
Total Liabilities and Stockholders’ (Deficit) Equity	$75,214	$75,204

Dragonfly Energy Holdings Corp.

Unaudited Condensed Interim Consolidated Statement of Operations

(U.S. Dollar in Thousands, except share and per share data)

	Three Months Ended		Year Ended
	December 31,	December 31,	December 31,	December 31,
	2024	2023	2024	2023

Net Sales	$12,212	$10,438	$50,645	$64,392

Cost of Goods Sold	9,674	8,181	39,019	48,946

Gross Profit	2,538	2,257	11,626	15,446

Operating Expenses
Research and development	956	531	5,451	3,863
General and administrative	3,658	3,275	18,536	26,389
Selling and marketing	1,696	1,548	10,025	12,623

Total Operating Expenses	6,310	5,354	34,012	42,875

Loss From Operations	(3,772)	(3,097)	(22,386)	(27,429)

Other Income (Expense)
Interest expense	(6,251)	(4,034)	(21,504)	(16,015)
Other (Expense) Income	-	19	(36)	19
Loss on settlement	(2,500)	-	(2,500)	-
Loss on impairment of assets	(873)	-	(873)	-
Change in fair market value of warrant liability	3,554	10,400	6,684	29,582
Total Other (Expense) Income	(6,070)	6,385	(18,229)	13,586

Net (Loss) Income Before Taxes	(9,842)	3,288	(40,615)	(13,843)

Income Tax (Benefit) Expense	-	(26)	-	-

Net (Loss) Income	$(9,842)	$3,314	$(40,615)	$(13,843)

Net (Loss) Gain Per Share- Basic & Diluted	$(1.39)	$0.50	$(5.91)	$(2.36)
Weighted Average Number of Shares- Basic & Diluted	7,085,956	6,621,115	6,866,826	5,865,165

Dragonfly Energy Holdings Corp.

Unaudited Condensed Consolidated Statement of Cash Flows

Years Ended December 31, 2024 and 2023

(U.S. in thousands)

	2024	2023
Cash flows from Operating Activities
Net Loss	$(40,615)	$(13,817)
Adjustments to Reconcile Net Loss to Net Cash
Used in Operating Activities
Stock based compensation	1,020	6,710
Amortization of debt discount	7,241	1,470
Change in fair market value of warrant liability	(6,684)	(29,582)
Non-cash interest expense (paid-in-kind)	10,058	4,938
Provision for credit losses	3	114
Depreciation and amortization	1,372	1,237
Amortization of right of use assets	2,231	1,179
Loss on disposal of property and equipment	-	116
Loss on impairment of assets	873	-
Write-off of prepaid inventory	69	596
Changes in Assets and Liabilities
Accounts receivable	(780)	(309)
Inventories	17,062	11,411
Prepaid expenses	(42)	852
Prepaid inventory	(50)	25
Other current assets	(707)	149
Other assets	(445)	1,198
Income taxes payable	212	6
Accounts payable and accrued expenses	(5,365)	(3,527)
Accrued tariffs	202	781
Accrued settlement	2,500	-
Deferred revenue	4,583	-
Uncertain tax position liability	(36)	(37)
Customer deposits	116	(37)
Total Adjustments	33,433	(2,710)
Net Cash Used in Operating Activities	(7,182)	(16,527)

Cash Flows From Investing Activities
Proceeds from disposal of property and equipment	8	-
Purchase of property and equipment	(2,737)	(6,885)
Net Cash Used in Investing Activities	(2,729)	(6,885)

(Continued)
Cash Flows From Financing Activities
Proceeds from public offering	-	24,177
Payment of public offering costs	-	(1,258)
Proceeds from public offering (ATM), net	2,043	0
Proceeds from note payable, related party	2,700	1,000
Repayment of note payable, related party	(2,700)	(1,000)
Repayment of note payable	-	(5,275)
Proceeds from exercise of public warrants	-	747
Proceeds from exercise of options	4	586
Proceeds from exercise of Investor Warrants	-	546
Net Cash Provided by Financing Activities	2,047	19,523

Net Decrease in Cash and cash equivalents	(7,864)	(3,889)
Cash and cash equivalents - beginning of period	12,713	17,781
Cash and cash equivalents - end of period	$4,849	$13,892

Supplemental Disclosures of Cash Flow Information:
Cash paid for income taxes	-	238
Cash paid for interest	$6,288	$9,102
Supplemental Non-Cash Items
Purchases of property and equipment, not yet paid	$1,703	$96
Recognition of right of use asset obtained in exchange for operating lease liability	$18,653	$-
Recognition of leasehold improvements obtained in exchange for operating lease liability	$4,683	$-
Recognition of warrant liability - Penny Warrants	$7,354	$698
Recognition of warrant liability - Investor Warrants	$-	$13,762
Settlement of accrued liability for employee liability for employee stock purchase plan	$250	$-
Reclassification of assets held for sale	$644	$-
Non-cash impact of cash exercise of liability classified warrants	$-	$617
Cashless exercise of liability classified warrants	$-	$12,629

Dragonfly Energy Holdings Corp.

Reconciliation of GAAP to Non-GAAP Measures (Unaudited)

(U.S. Dollars in Thousands)

	Three Months Ended		Year Ended
	December 31,	December 31,	December 31,	December 31,
	2024	2023	2024	2023
EBITDA Calculation
Net (Loss) Income Before Taxes	$(9,842)	$3,314	$(40,615)	$(13,817)
Interest Expense	6,251	4,034	21,504	16,015
Taxes	-	(26)	-	(26)
Depreciation and Amortization	381	328	1,372	1,237
EBITDA	$(3,210)	$7,650	$(17,739)	$3,409

Adjustments to EBITDA
Stock Based Compensation	261	323	1,020	6,710
Secondary offering costs	-	-	-	720
Separation Agreement	-	-	-	904
Tariff Investigation	-	-	463	-
Patent Litigation	624	-	624	-
Reverse Stock Split	90	-	90	-
Stryten Agreement	-	-	284	-
Loss on Settlement	2,500	-	2,500	-
Loss on Impairment of Assets	873	-	873	-
Write off of Prepaid Inventory	69	596	69	712
Change in fair market value of warrant liability	(3,554)	(10,400)	(6,684)	(29,582)
Adjusted EBITDA	$(2,347)	$(1,831)	$(18,500)	$(17,127)

Dragonfly Energy Holdings Corp.

Adjusted earnings before interest, taxes, depreciation and amortization (adjusted EBITDA)

Three Months Ended March 31, 2025

(U.S. Dollars in Thousands)

Non-GAAP Financial Guidance

Operating Loss(1)	$(4,843)
Taxes	-
Depreciation and Amortization	297
EBITDA	$(4,546)

Adjustments to EBITDA
Stock Based Compensation	219
ATW Deal expenses	150
Patent Litigation expenses	368
Adjusted EBITDA	$(3,809)

(1) Although net loss is the most directly comparable GAAP measure, this table reconciles adjusted EBITDA to operating loss because we are not able to calculate forward-looking net loss without unreasonable efforts due to significant uncertainties with respect to the impact of accounting for our change in fair market value of the Company’s warrant liability.

Investor Relations:

Eric Prouty

Szymon Serowiecki

AdvisIRy Partners

DragonflyIR@advisiry.com